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                                                                                                                        EXHIBIT 12.1


                                                 BROOKDALE LIVING COMMUNITIES, INC.

                                              STATEMENTS REGARDING COMPUTATION OF RATIO
                                                    OF EARNINGS TO FIXED CHARGES
                                                    (IN THOUSANDS, EXCEPT RATIOS)



                                                    Three months ended June 30,          Six months ended June 30,
                                                    ---------------------------        ----------------------------
                                                        2000            1999              2000              1999
                                                     ---------        ---------        ---------         ---------

EARNINGS
--------

Income before income tax expense
  per consolidated financial statements............  $   1,983        $   4,148        $   6,853         $   8,484
Interest cost (1)..................................      9,406            8,253           18,366            15,739
Interest cost (capitalized)........................       (394)            (446)            (707)             (847)
Amortization of debt expense.......................        442              295              833               951
                                                     ---------        ---------        ---------         ---------
Earnings...........................................  $  11,437        $  12,250        $  25,345         $  24,327
                                                     =========        =========        =========         =========

FIXED CHARGES
-------------

Interest cost (1)..................................  $   9,406        $   8,253        $  18,366         $  15,739
Amortization of debt expense.......................        442              295              833               951
                                                     ---------        ---------        ---------         ---------
Total fixed charges................................  $   9,848        $   8,548        $  19,199         $  16,690
                                                     =========         ========        =========         =========

Ratio of earnings to fixed charges.................       1.16             1.43             1.32              1.46
                                                     =========        =========        =========         =========

Excess of earnings to fixed charges................  $   1,589        $   3,702        $   6,146         $   7,637
                                                     =========        =========        =========         =========

(1)  Includes portion of rent expense representative of interest expense.

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